NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC ANNOUNCES CHANGES IN SENIOR EXECUTIVE RANKS
CHICAGO, August 21, 2019 – Old Republic International Corporation (NYSE: ORI) today announced several changes in its senior executive ranks effective October 1, 2019.
Stephen J. Oberst (51) currently President and Chief Executive Officer of its flagship Old Republic Risk Management Underwriting Division, will become ORI’s Executive Vice President and join its senior policy-making Office of the Chief Executive Officer. He joins ORI’s most senior executive ranks on the strength of 30 years in the insurance industry of which 20 have been with the Company.
Terri E. Minik (49) will succeed Stephen Oberst as President of Old Republic Risk Management, retaining her position as Chief Operating Officer. Ms. Minik has 27 years of experience in insurance and risk management, the past 9 with the Company.
W. Todd Gray (51) the Company’s Senior Vice President and Treasurer, has also been named to the Company’s Office of the Chief Executive Officer.
Today’s announcement follows on the heels of the Company’s May 9th announcement when it was reported that Craig R. Smiddy, ORI’s President and Chief Operating Officer, would become the Company’s President and Chief Executive Officer effective October 1, 2019.
In announcing today’s promotions, Al Zucaro, ORI’s current Chairman and Chief Executive Officer, noted that “...they represent a continuing fulfillment of the Company’s executive succession plans. They augur well for the continuity of long-established governance and operating practices, and for an orderly transition of executive responsibilities.”
About Old Republic
Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance enterprises. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode since 2012. Old Republic’s general insurance business ranks among the nations’ 50 largest, while its title insurance operations are the third largest in its industry.
The nature of Old Republic’s business requires that it be managed for the long run. Its cash dividend policy reflects this long-term orientation. The current annualized dividend rate marks the 38th consecutive year that Old Republic has boosted this rate, and 2019 becomes the 78th year of uninterrupted regular cash dividend payments. Here’s a summary of recent years’ total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI Compounded Total		Selected Indices' Compounded
	Annual Returns		Total Annual Returns
			Gross	S & P	S & P
			Domestic	500	Insurance
	Book Value	Market Value	Product	Index	Index
Ten Years 1998 – 2008	9.3%	3.5%	5.0%	-1.4%	-4.2%
Ten Years 2008 – 2018	6.0%	11.8%	3.4%	13.1%	11.0%
Twenty Years 1998 – 2018	7.6%	7.6%	4.2%	5.6%	3.1%

According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in the 56th place among just 105 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601 • 312-346-8100